EXHIBIT 4.1

                                 AMENDMENT NO. 1
                                       TO
                             KINGDOM VENTURES, INC.
                          2003 STOCK COMPENSATION PLAN

SECTION 1. THE PLAN. This is Amendment No. 1 (the "Amendment") to the Kingdom Ventures, Inc. 2003 Stock Compensation Plan (the "Plan"). All capitalized terms used but not otherwise defined in this Amendment have the definitions set forth in the Plan.

SECTION 2. STOCK RESERVED FOR THE PLAN. Section 3 of the Plan is amended to read as follows in its entirety:

     Subject to adjustment as provided in Section 5(d)(xiii) hereof the aggregate number of shares that may be optioned, subject to conversion or issued under the Plan is 8,100,000 shares of Common Stock, warrants, options, preferred stock or any combination thereof. The shares subject to the Plan shall consist of authorized but unissued shares of Common Stock and such number of shares shall be and is hereby reserved for sale for such purpose. Any of such shares which may remain unsold and which are not subject to issuance upon exercise of outstanding options or warrants or conversion of outstanding shares of preferred stock at the termination of the Plan shall cease to be reserved for the purpose of the Plan, but until termination of the Plan or the termination of the last of the options or warrants granted under the Plan, whichever last occurs, the Company shall at all times reserve a sufficient number of shares to meet the requirements of the Plan. Should any option or warrant expire or be cancelled prior to its exercise in full, the shares theretofore subject to such option or warrant may again be made subject to an option, warrant or shares of convertible preferred stock under the Plan.

SECTION 3. RATIFICATION OF PLAN. Except as otherwise amended by this Amendment, the Plan is ratified in all respects and any outstanding shares, options or warrants granted under the Plan shall be governed by the Plan as amended hereby.

SECTION 4. This Amendment shall be effective on the date the Board adopts the Amendment. The Amendment shall expire on the same date as the Plan expires.

SECTION 5. GOVERNING LAW. This Amendment and any agreements hereunder shall be interpreted and construed in accordance with the laws of the state of incorporation of the Company and applicable federal law.


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